Exhibit 99.1

NEWS RELEASE
Contacts: Ray Leonard President and Chief Executive Officer 713-353-9445 Anne Pearson / Jack Lascar Dennard-Lascar Associates 713-529-6600

Hyperdynamics Reaches Settlement Agreement in Lawsuit with Hedge Funds

HOUSTON, January 5, 2017 — Hyperdynamics Corporation (OTCQX: HDYN) today announced that it has reached a settlement agreement in a lawsuit filed against the Company in 2012 by five hedge funds that had invested in the Company’s common stock.

Under the terms of the settlement agreement, Hyperdynamics will issue to the plaintiffs a total of 600,000 common shares of new HDYN stock, and it will cause a payment to be made of $1.35 million in cash that will be covered under its director and officer insurance policy. The plaintiffs are restricted from selling the shares before April 1, 2017, at the earliest, under the terms of the agreement.

The common stock will be issued following a fairness hearing to be held pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. If the presiding court in the case does not approve the issuance of the common stock, then Hyperdynamics will file a registration statement registering the shares for resale by the hedge funds, but the cost of that filing to the Company will be capped at $25,000.

The plaintiff group includes Iroquois Master Fund Ltd., Hudson Bay Master Fund Ltd., Kingsbrook Opportunities Master Fund LP, and Parkfield Funding, LLC, as assignee of original investors, Cranshire Capital Master Fund, Ltd., and Freestone Advantage Partners II, LP.

“We are pleased to close the final lawsuit against the Company so that we may focus on preparing for our upcoming exploration drilling campaign offshore the Republic Guinea this Spring,” said Hyperdynamics President and Chief Executive Officer Ray Leonard.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward-Looking Statements

This News Release contains “forward-looking statements” within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “plan,” “project,” “anticipate,” “estimate,” “believe,” or “think.” A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Reports on Form 10-K for the fiscal year ended June 30, 2016 and Form 10-Q for the fiscal quarter ended September 30, 2016.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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